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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of ShowBiz Pizza Time, Inc. on Form S-3 of our reports dated February 23, 1996 (May 22, 1996 as to the last paragraph of Note 1) included in the Annual Report on Form 10-K of ShowBiz Pizza Time, Inc. for the year ended December 29, 1995 (as amended), and to the use of our report dated February 23, 1996 (May 22, 1996 as to the last paragraph of Note 1), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Dallas, Texas
February 21, 1997